Exhibit 99.1

FOR IMMEDIATE RELEASE
Press Contact: Mike Banas Ashton Partners 312-553-6704 Direct Investor Contact: Regina Hoshimi Ashton Partners 877-934-4687 investor@wfinet.com

WFI ANNOUNCES UPDATE ON STRATEGIC ACTIONS PREVIOUSLY ANNOUNCED

Company Executing on Plan to Minimize Obstacles to Improve Operating Results in 2007

SAN DIEGO, CA, MARCH 12, 2007—WFI (NASDAQ: WFII), a leader in the design, deployment, and management of wireless communication networks, information technology solutions and security systems, reported its  update on strategic plans and business activity previously announced on January 3, 2007.  The Company also announced today it has been conducting an ongoing internal review of past practices for granting stock options and pricing initiated by the Company’s current executive management team in light of recent media and Wall Street reports regarding the option granting practices at numerous publicly traded companies.  As a result of this ongoing internal review, the Company is unable to announce full financial results until the internal review has been completed.  In addition, all financial data presented in this release is unaudited as the ongoing review has not been completed.

However, the Company is providing an update of actions previously announced on January 3, 2007.  These actions will impact the Company’s results from continuing operations by the following non-cash charges:

•                  a goodwill impairment charge of $18.3 million related to acquisitions made in the Company’s Enterprise Network Services segment in 2003,

•                  a $9.2 million charge related to stock compensation expense as a result of the Company’s actions to accelerate vesting on substantially all outstanding employee stock options in December 2006 and,

•                  a restructuring and other asset impairment charge of $3.4 million primarily reflecting an excess facility accrual for consolidation of the Company’s headquarters facility, the impairment of an asset and employee termination costs.

The results from discontinued operations will include losses generated from the operating performance of the Company’s European and South American operations of approximately $3.2 million as well as the estimated loss on disposal of the South American business of approximately $5.2 million based upon indications of interest.  The impact of the recent sale of the European operation, which resulted in a net gain from disposal, will not be recorded until the first quarter of 2007 which is the period the transaction was consummated.    As discussed previously, the Company’s plan to dispose of the European and South American operations is a result of the Company’s plan to improve strategic focus, profitability and free cash flow by divesting or exiting portions of its businesses where critical mass and profitability has not been achieved.

Substantially all of the charges noted above are part of the Company’s plan to divest its international operations which have generated operating losses throughout 2006 due to the Company’s inability to achieve critical mass, actions to reduce certain general and administrative costs, and implementation of organizational changes.  The accelerated vesting of stock options eliminates stock compensation expense associated with current outstanding employee stock options issued prior to June 30, 2006.

WFI believes the changes announced today regarding the use of stock-based incentives and the acceleration of the vesting of employee stock options for employees are in line with similar actions by other public companies to eliminate or reduce stock option expenses.

WFI expects to provide an update regarding the ongoing stock option review as the review is completed and will provide the financial results for the fourth quarter 2006 and fiscal 2006 when the external audit is completed.

WFI will hold a conference call to discuss these actions today at 1:30 p.m. Pacific Time.  The call will be web cast over the Internet and can be accessed at WFI’s website at www.wfinet.com.

About WFI

Headquartered in San Diego, CA, WFI is an independent provider of systems engineering, network services and technical outsourcing for the world’s largest wireless carriers, enterprise customers and for government agencies.  The company provides the design, deployment, integration, and the overall management of wired and wireless networks which deliver voice and data communication, and which support advanced security systems.  WFI has performed work in over 100 countries since its founding in 1994. News and information are available at www.wfinet.com. (code: WFI-mb)

Notice Regarding Forward-Looking Statements

This news release contains certain forward-looking statements including, without limitation, expressed or implied statements concerning the Company’s expectations regarding the ongoing internal review, anticipated financial results, timing and terms of the anticipated divestitures of its EMEA and South American operations, the financial statement impacts of certain non-cash items,, future financial performance and cash flows and market developments that involve risks and uncertainties. Such statements are only predictions, and the Company’s actual results may differ materially. Factors that may cause the Company’s results to differ include, but are not limited to: risks that the planned sale of the EMEA and/or South American operations will not be completed on the terms or timing anticipated, or at all, particularly in light of the fact that the Company has no binding arrangement to complete such divestiture; risks that the review will not be completed in a timely manner; risks that the review and the announcement thereof will cause disruption of the Company’s operations and distraction of its management; risks that the review will identify other issues not currently being considered that could delay or alter the results of the review; risks of adverse regulatory action or litigation; risk that the Company’s lender will declare a default under the Company’s line of credit; risks that the actions announced today will have an adverse impact on the performance or morale of employee personnel or on customer relations; risks associated with the integration of MRC into WFI Government Services; risks associated with debt leverage; risks that the anticipated benefits of the divestitures and organizational changes will not be achieved; risks that the reductions in overhead expenses will cause unanticipated expenses or loss of anticipated benefits; changes in the scope or timing of the Company’s projects; changes or cutbacks in spending by the U.S. Department of Defense, which could cause delays or cancellations of key government contracts; slowdowns in telecommunications infrastructure spending in the United States and globally, which could delay network deployment and reduce demand for the Company’s services; the timing, rescheduling or cancellation of significant customer contracts and agreements, or consolidation by or the loss of key customers;  failure to successfully consummate acquisitions or integrate acquired operations;  the rate of adoption of telecom outsourcing by network carriers and equipment suppliers; the rate of growth of adoption of WLAN and wireless security systems by enterprises; and competition in the marketplace which could reduce revenues and profit margins. The Company undertakes no obligation to update any forward-looking statements. These and other risk factors are more fully discussed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2006 and in other filings made with the Securities and Exchange Commission.